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                                                                    EXHIBIT 99.1

NEWS RELEASE                       FOR IMMEDIATE RELEASE
                                   SEPTEMBER 5, 1995

                                   CONTACT:  STEVEN M. GORDON
                                   VP/CHIEF FINANCIAL OFFICER
                                   DATA I/O CORPORATION
                                   (206) 881-6444, EXT. 2224


                DATA I/O ACQUIRES REEL-TECH, ENTERS SEMICONDUCTOR
                                EQUIPMENT MARKET

REDMOND, WASHINGTON - SEPTEMBER 5, 1995 - Data I/O Corporation (NASDAQ: DAIO) announced today that it has completed the acquisition of the assets of Indianapolis-based Reel-Tech Inc. Reel-Tech, founded in 1986, designs, manufactures and sells equipment that is used in handling and marking integrated circuits (ICs) during the semiconductor manufacturing process. Reel-Tech revenues for the first eight months of 1995 totaled approximately $2.0 million (excluding sales to Data I/O). Data I/O had previously announced on July 27 an agreement in principal to acquire Reel-Tech.

     Data I/O currently markets programming and handling equipment that facilitates the use of programmable ICs in both engineering and manufacturing environments. The acquisition of Reel-Tech enables Data I/O to develop and offer more products and solutions in the materials handling and marking area, which is closely related to its programming and handling business. It also gives Data I/O expanded capability in systems integration, which large semiconductor companies are increasingly demanding.

     "There is a great deal of synergy between the products, technology, and customers of the two companies. The acquisition allows us to further leverage our relationships with the semiconductor manufacturers," said William C. Erxleben, president and CEO of Data I/O. "In addition to opening new markets for us, the Reel-Tech acquisition provides us with greater access to technology that can be used in our existing automated handling products."

     For the past year, Reel-Tech has partnered with Data I/O in the development and manufacturing of the handling portion of Data I/O's ProMaster 9500 automated handling system, which sets the industry standard for yield, uptime, and throughput in high-volume programming and handling applications.

     "We are extremely proud of our development methodology for the ProMaster 9500, which was brought to market in less than one year from conceptualization. It is a development model that we plan to use for future products," said Erxleben. The ProMaster 9500 is the first in a line of products that the company will introduce to address the programming and handling of fine-pitch or extremely delicate programmable ICs.

     Doug Hall, president and CEO of Reel-Tech, joins Data I/O as director of the Indianapolis Semiconductor Operation, which will comprise Reel-Tech's current staff of

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21 engineering, manufacturing and sales personnel.  The Indianapolis
Semiconductor Operation's products will continue to be sold through its world-wide network of sales representative firms. In addition to Data I/O, Reel-Tech's principal customers include the semiconductor divisions of Intel, Micron, Motorola and Texas Instruments.

     The purchase price for the assets of Reel-Tech included an initial payment of $2.0 million plus the assumption of certain liabilities. In addition, the company has agreed to pay up to a maximum of an additional $2.0 million if certain financial and operational targets are achieved in the next three years. The company expects to take a charge to earnings in the third quarter of 1995 of $850,000 for the portion of the purchase price paid at closing related to in-process engineering plus certain acquisition-related expenditures. With the exception of this charge, the company does not expect this transaction to have a material effect on earnings in 1995 or 1996, as the amortization of the capitalized portion of the purchase price will substantially offset the additional earnings from the acquisition.

     Data I/O is the world's leading provider of programming and handling equipment for design through manufacturing of programmable integrated circuits. The company is also a leader in Windows electronic design automation (EDA) software, providing superior design solutions based on tightly integrated best-of-class tools. Its products are sold through an international network of value-added resellers (VARs) and technical sales representative firms, which it supports with local sales offices. Data I/O, founded in 1972 and headquartered in Redmond, Washington, has sales and service offices throughout the United States, Europe and Asia and is publicly traded (NASDAQ: DAIO).

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